Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank M. Semple, President & CEO
1515 Arapahoe Street		Nancy K. Buese, CFO
Tower 2, Suite 700		Andrew L. Schroeder, VP and Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS ANNOUNCES ELECTION OF OFFICERS

DENVER — October 27, 2006 — MarkWest Energy Partners, L.P. (AMEX: MWE) announced the election of Nancy (Masten) Buese as Chief Financial Officer, John Mollenkopf as Chief Operations Officer and Randy Nickerson as Chief Commercial Officer on October 27, 2006.  “I am pleased to announce that Nancy has been named as the permanent Chief Financial Officer,” said Frank Semple, President and CEO.  “Nancy’s previous experience will allow her to provide excellent leadership as our Chief Financial Officer.  I am also pleased to announce the election of John and Randy as our Chief Operations Officer and Chief Commercial Officer, respectively.  I know that they will continue to work closely together keeping continuing focus on operational excellence and providing outstanding customer service.”  Ms. Buese has been our acting Chief Financial Officer, our Chief Accounting Officer and has previous experience as the CFO for EAS, Inc. (a subsidiary of the Ross Products Division of Abbott Laboratories), Vice President for TransMontaigne, Inc. and as a Partner with Ernst & Young LLP.  Mr. Mollenkopf has been our Sr. Vice President, Southwest Business Unit, since January 2004.  John has been with MarkWest since 1996 and prior to that worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision.  Mr. Nickerson has been our Sr. Vice President, Corporate Development since October 2003.  Randy has been with MarkWest since 1995 and prior to that worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions.

###

MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2004, and our Forms 10-Q, as filed with the SEC.